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                           March 2, 2023

       John Wozniak
       Chief Financial Officer
       Arrival
       60A, rue des Bruyeres
       L-1274 Howald
       Grand Duchy of Luxembourg

                                                        Re: Arrival
                                                            Registration
Statement on Form F-3
                                                            Filed February 24,
2023
                                                            File No. 333-270019

       Dear John Wozniak:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sarah
Sidwell at 202-551-4733 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing